Calculation of Filing Fee Tables
S-8
Montrose Environmental Group, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.000004 per share, to be issued under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (the "2017 Plan")	Other	1,436,436	$ 22.50	$ 32,319,810.00	0.0001381	$ 4,463.37
Total Offering Amounts:						$ 32,319,810.00		$ 4,463.37
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,463.37
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the 2017 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction. (2) This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share, the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee have been computed on the basis of the average of the high and low prices per share of the common stock reported on the New York Stock Exchange on February 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A